EXHIBIT 4

The Directors
Amarin Corporation plc

77 Sir John Rogerson’s Quay
Block C
Grand Canal Docklands
Dublin 2, Ireland

January 10, 2023
Dear Sirs
Request to convene a general meeting of Amarin Corporation plc (“Company”) and special notice of a resolution to remove a director of the Company, if applicable
Pursuant to section 303 Companies Act 2006 (the “Companies Act”), the undersigned, being an authorized representative of the holders of not less than 5% of the paid-up share capital of the Company, as set forth on Appendix A attached hereto, which at the date of this requisition carries the right to vote at general meetings of the Company, requires you to call a general meeting of the Company not later than 21 days after you receive this requisition.
The business to be dealt with at the general meeting is to consider the proposals that (i) Patrice Bonfiglio, Paul Cohen, Mark DiPaolo, Keith L. Horn, Odysseas Kostas, Louis Sterling III, and Diane E. Sullivan each be appointed as a director of the Company, (ii) Per Wold-Olsen be removed from office as a director of the Company, and (iii) in the event any director is appointed after the Company’s receipt of this requisition, each such director be removed from office as a director of the Company.
At the general meeting it is intended to consider and, if thought fit, pass the following resolutions, which are being proposed as ordinary resolutions, and we give special notice pursuant to sections 168(2) and 312(1) of the Companies Act in relation to the resolutions to remove a director under section 168 of the Companies:
Ordinary resolution:
1.	“THAT Per Wold-Olsen be removed from office as a director of the Company with immediate effect.”
2.
“THAT in the event any director is appointed after the Company’s receipt of the general meeting requisition notice dated January 10, 2023, and prior to the general meeting, each such director be removed from office as a director of the Company with immediate effect.”

3.
“THAT each of Patrice Bonfiglio, Paul Cohen, Mark DiPaolo, Keith L. Horn, Odysseas Kostas, Louis Sterling III, and Diane E. Sullivan, having consented to act, be appointed as an additional director of the Company with immediate effect.”

The holders intend to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of the foregoing director nominees.
Attached hereto as Appendix B are signed notices by each Director Nominee of their willingness to be elected as a director of the Company.

Signed by:
/s/ Mark DiPaolo
……………………………………….
Mark DiPaolo, as an authorized person

APPENDIX A
Members

APPENDIX B
Notices of willingness to be elected as a director of the Company